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                                                                   Exhibit 21.1

                        Cumberland Bancorp, Incorporated
                              List of Subsidiaries
                              As of March 29, 2001

         Wholly-Owned Bank Subsidiaries
                  Bank of Dyer - Dyer, Tennessee
                  BankTennessee - Collierville, Tennessee
                  Cumberland Bank - Carthage, Tennessee
                  The Community Bank - Nashville, Tennessee
                  The Bank of Mason - Mason, Tennessee

         Wholly-Owned Non-Bank Subsidiaries
                  Cumberland Finance, Inc.
                  Cumberland Mortgage, Inc.
                  CBC Financial Services, Inc.
                  Cumberland Life Insurance, Inc.
                  InsureTennessee
                  TitleTennessee, LLC
                  Humboldt Finance Company
`                 FinanceTennessee, Inc.
                  Cumberland Capital Trust I